UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2022

SenesTech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23460 N. 19th Avenue, Suite 110 Phoenix, AZ	85027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (928) 779-4143

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SNES	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure provided in Item 5.02 of this Current Report on Form 8-K relating to the Separation Agreement with Mr. Siegel is hereby incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement of Kenneth Siegel, our former Chief Executive Officer, we entered into a separation agreement with Mr. Siegel (the “Separation Agreement”), dated December 29, 2022. Mr. Siegel’s last day of employment with us was November 15, 2022 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Siegel also resigned from his position as a director of our company effective as of December 31, 2022. We have paid to Mr. Siegel all accrued salary, and all accrued and unused vacation earned through the Separation Date.

Pursuant to the Separation Agreement, if Mr. Siegel signs and does not revoke the Separation Agreement prior to the eighth day after the date the Separation Agreement is signed, we will provide Mr. Siegel the following severance benefits: (a) we will pay the equivalent of 12 months base salary in effect as of the Separation Date, commencing on the first regular payroll date that falls on or after the 60th day following the Separation Date, with the first payment to include the payments that Mr. Siegel would have been paid during the 60-day period; (b) if Mr. Siegel timely elects continued medical and dental insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will continue to pay the cost of the COBRA premiums until the earlier of (i) November 30, 2023, (ii) the date Mr. Siegel became eligible for health insurance coverage through a new employer, or (iii) the date Mr. Siegel ceases to be eligible for COBRA continuation coverage for any reason, including plan termination; and (c) we will accelerate the vesting on all of Mr. Siegel’s outstanding equity awards so that he will be deemed fully vested in all such awards. In addition, notwithstanding anything in the applicable equity award agreements, grant notices, or plan documents, all of Mr. Siegel’s outstanding equity awards will be exercisable until the date that is five years after the Separation Date. Except as modified by the Separation Agreement, Mr. Siegel’s outstanding equity awards will continue to be governed by the terms of the applicable equity award agreements, grant notices, and plan documents.

Pursuant to the Separation Agreement, as of the Separation Date, Mr. Siegel acknowledged and agreed that the Separation Agreement supersedes and replaces all benefits, rights, and obligations in connection with Mr. Siegel’s employment with our company, including, without limitation, any rights or benefits under our executive severance pay plan. Accordingly, Mr. Siegel further acknowledged and agreed that the Separation Agreement sets forth all compensation and benefits to which Mr. Siegel is entitled and will be paid to Mr. Siegel in full satisfaction thereof, in connection with Mr. Siegel’s employment with our company.

Pursuant to the Separation Agreement, Mr. Siegel and the company each provided a general release of claims against the other for any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions relating to or arising out of Mr. Siegel’s employment with the company and occurring prior to or on the date the Separation Agreement was signed. The company’s release does not extend to claims arising at any time from Mr. Siegel’s contractual and statutory obligations to refrain from the unauthorized use or disclosure of proprietary or trade secret information belonging to the company, nor to any claims arising at any time from Mr. Siegel’s willful misconduct that causes material injury to the company or its shareholders.

The description of the Separation Agreement set forth above does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.25, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibits
10.25	Separation Agreement between SenesTech, Inc. and Kenneth Siegel dated December 29, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2023	SENESTECH, INC.

	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer

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